Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to Registration Statement on Form F-1 (No. 333-283680) of Luda Technology Group Limited and its subsidiaries (collectively the “Company”) of our report dated on June 7, 2024, relating to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

December 23, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.710 Email: admin@zhcpa.us